As Filed with the Securities and Exchange Commission on July 2, 2010

Registration No.: 33-97220

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post-Effective Amendment No. 1
To
FORM S-8

Registration Statement under the Securities Act of 1933

CONGOLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	02-0398678
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Congoleum Corporation 1995 Stock Option Plan
(Full title of the plan)

Howard N. Feist III
Chief Financial Officer
3500 Quakerbridge Road
P.O. Box 3127
Mercerville, NJ  08619-0127
609-584-3000
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Richard L. Epling, Esq.
Kerry A. Brennan, Esq.
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036-4039
(212) 858-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

EXPLANATORY NOTE

Congoleum Corporation (the “Company”) registered 550,000 shares of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”), for issuance under the Company’s 1995 Stock Option Plan (the “Employees’ Plan”) pursuant to a Registration Statement on Form S-8, File No. 33-97220, filed with the Commission on September 22, 1995 (the “1995 Registration Statement”).  This Post-Effective Amendment No. 1 is being filed to deregister any shares of the Company’s Class A Common Stock that have not yet been issued under the Employees’ Plan.

As previously disclosed, (i) on December 31, 2003, the Company, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. each filed voluntary petitions (the “Chapter 11 Cases”) with the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code, (ii) on or about January 7, 2004, the Bankruptcy Court entered an order providing for the joint administration of the Chapter 11 Cases, and (iii) on August 17, 2009, the U.S. District Court for the District of New Jersey (the “District Court”) withdrew the reference from the Bankruptcy Court and assumed original jurisdiction over the Chapter 11 Cases.  On June 7, 2010, the District Court entered an Order confirming the Fourth Amended Joint Plan of Reorganization of the Company et al., as modified (the “Plan of Reorganization”).  Pursuant to the Plan of Reorganization, all equity interests in the Company outstanding immediately prior to the effective date of the Plan of Reorganization, including, without limitation, shares of its Class A Common Stock, shares of its Class B Common Stock, par value $0.01 per share, and any options, warrants, conversion rights, rights of first refusal, and other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in the Company, will be cancelled.

Accordingly, the Company hereby removes from registration under the 1995 Registration Statement all shares of its Class A Common Stock that have not been issued under the Employees’ Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mercerville, State of New Jersey.

Date: June 30, 2010	Congoleum Corporation

	By:	/s/ Howard N. Feist III
Howard N. Feist III
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/Roger S. Marcus Roger S. Marcus	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	June 30, 2010

/s/ Howard N. Feist III Howard N. Feist III	Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2010

/s/ Richard G. Marcus Richard G. Marcus	Vice Chairman and Director	June 30, 2010

/s/ William M. Marcus William M. Marcus	Director	June 30, 2010

/s/ Mark S. Newman Mark S. Newman	Director	June 30, 2010

/s/ Mark N. Kaplan Mark N. Kaplan	Director	June 30, 2010

/s/ C. Barnwell Straut C. Barnwell Straut	Director	June 30, 2010

/s/ Jeffrey H. Coats Jeffrey H. Coats	Director	June 30, 2010

/s/ Adam H. Slutsky Adam H. Slutsky	Director	June 30, 2010

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